EXHIBIT 10.66

PORTIONS OF THIS EXHIBIT 10.66 MARKED BY AN *** HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONFIDENTIAL TREATMENT

EXECUTION COPY

CONFIDENTIAL - THIS DOCUMENT AND ITS SUBSTANCE ARE NOT TO BE USED OR DISCUSSED WITHOUT CONSENT OF CALVIN KLEIN, INC. THIS IS A DRAFT WHICH SHALL NOT BE BINDING UPON THE PARTIES AND DOES NOT CONSTITUTE AN OBLIGATION OF THE PARTIES. NO BINDING AGREEMENT OR OBLIGATION WILL RESULT UNLESS A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY THE PARTIES. NEITHER THIS DRAFT NOR ANY OTHER DRAFT, MEMO, OTHER WRITING NOR ANY ORAL CONVERSATION OR DISCUSSION IS TO BE CONSIDERED BINDING OR A COMMITMENT ON THE PART OF CALVIN KLEIN, INC.

CALVIN KLEIN, INC.

and

CK JEANSWEAR EUROPE, S.p.A.

THIS AMENDED AND RESTATED LICENSE AGREEMENT ("Agreement") is made this 1st day of January 1997, by and between CALVIN KLEIN, INC., a New York corporation having its principal business office at 205 West 39th Street, New York, New York 10018 (hereinafter referred to as "Licensor"), on the one hand and CK Jeanswear Europe, S.p.A. having its address, at Via Provinciale Lucchese, 181/11, 50019, Sesto Fiorentino, Italy (hereinafter referred to as "Licensee") and it amends and restates in its entirety a License Agreement dated as of May 9, 1995, as amended (the "Original License Agreement"), by and between Licensor and Corrado Fratini and Marcello Fratini (subsequently assigned to Licensee).

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Index

Section

1	Grant (Products/Territory)
2	Term
3	Design
4	Confidentiality
5	Quality Control
6	Operations
7	Advertising
8	Approval Standard
9	Minimum Guaranteed Fees
10	Percentage Fee
11	Equity Interest
12	Audit
13	Trademark
14	Infringement
15	Copyright
16	Other Designers
17	Indemnification/Insurance
18	Breach/Default
19	Termination
20	Licensor Representations
21	Licensee Representations
22	Notice
23	Assignment
24	Entire Agreement
25	Independent Contractor
26	No Waiver
27	Severability
28	Governing Law
29	Service

Schedules/Exhibits/Attachments
Schedule A (Products)
Schedule 3.1.1 Time and Action Calendar
Schedule 24 (Shareholdings)

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W   I   T   N   E   S   S   E   T   H:

In consideration of the premises and the mutual covenants hereinafter set forth, Licensor and Licensee do hereby respectively grant, covenant and agree as follows:

Definitions: As used in this Agreement, the following terms have the meanings specified or referred to below.

"Articles" shall have the meaning set forth in Section 1.1.1.

"CPI" shall mean the Consumer Price Index (All Cities - All Urban Consumers) as published by the United States Department of Labor (or the successor index).

"Eastern Europe" shall have the meaning set forth in Section 1.1.1.

"Form" shall have the meaning set forth in Section 1.1.1.

"Irregular and Close-out Articles" shall have the meaning set forth in Section 10.1.

"Licensor's Data" shall have the meaning set forth in Section 4.1.

"Licensed Mark" shall have the meaning set forth in Section 1.1.1.

"Middle East" shall have the meaning set forth in Section 1.1.1.

"Minimum Advertising Expenditure" shall have the meaning set forth in Section 7.2.

"Minimum Guaranteed Fee" shall have the meaning set forth in Section 9.1.

"Minimum Net Sales Thresholds" shall have the meaning set forth in Section 2.

"Net Sales" shall have the meaning set forth in Section 10.1.

"Percentage Fee" shall have the meaning set forth in Section 10.1.

"Products" shall have the meaning set forth in Section 1.1.1.

"Salesmen's Samples" shall mean Articles sold to Licensee's commercial agents and salesmen at a discount of at least 50% off the wholesale price for use in promoting and selling Articles.

"Southern Africa" shall have the meaning set forth in Section 1.1.1.

"Territory" shall have the meaning set forth in Section 1.1.1.

"Western Europe" shall have the meaning set forth in Section 1.1.1.

Section 1. Grant (Products/Territory)

1.1.1    Licensor hereby grants to Licensee an exclusive license only throughout certain countries in (i) "Western Europe," namely Ireland, Great Britain, France, Monte Carlo, Germany, Spain, Portugal, Andorra, Italy, San Marino, Vatican City, Belgium, the Netherlands, Luxembourg, Denmark, Sweden, Norway, Finland, Austria, Switzerland, Liechtenstein, Greece, Cyprus, Turkey and Malta, (ii) the "Middle East," namely Lebanon, Israel, Palestine, Jordan, Syria, Iran, Saudi Arabia, Yemen, Qatar, Kuwait, Bahrain, Oman, and the United Arab Emirates, and (iii) "Eastern Europe," namely Hungary, Czech Republic, Poland, Bosnia-Herzogovina, Croatia, Serbia, Slovenia, Romania, Bulgaria, Slovak Republic, Macedonia, Moldavia, Lithuania, Latvia, Estonia, Ukraine, Belorussia, Russia (C.I.S.), Georgia, Armenia, Azerbaijan, Kazakhstan, and Uzbekistan (except as provided below including Section 10.4.2) (Western Europe, together with the Middle East, Eastern Europe and Southern Africa (as defined below) are hereinafter referred to as the "Territory") to use the mark "Calvin Klein" and "CK/Calvin Klein" (hereinafter referred to as the "Licensed Mark") only in the form of the logo Calvin Klein Jeans" and/or "CK/Calvin Klein Jeans" as may be approved by Licensor ("Form") on and in connection with the manufacture, distribution and sale at wholesale solely of the items of women's jeans and jeans related apparel and men's jeans and jeans related apparel as are set forth on Schedule A annexed hereto (hereinafter referred to as "Products"). In addition to the foregoing, Licensor hereby grants effective 1

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June 1997 to Licensee an exclusive license in South Africa, Botswana, Mozambique, Namibia, Swaziland and Zimbabwe (collectively, "Southern Africa") to use the Licensed Mark in the Form solely for the purpose of permitting Licensee to grant a sublicense to a third party for the distribution and sale of Products in Southern Africa to be approved in advance by Licensor (the "Sublicense"); provided, that, if the Contract Fee (as defined in the Sublicense) is not paid to Licensor simultaneously with the execution of the Sublicense or not later than thirty (30) days following execution of the Sublicense, then Southern Africa shall not be part of the Territory and the provisions of this sentence shall be null and void and of no further force and effect. Products produced by or for Licensee and approved by Licensor, from time to time, for each collection for sale under this Agreement hereinafter shall be referred to as "Articles." Notwithstanding the foregoing, the license granted hereunder with respect to manufacture is non-exclusive and Licensor retains the right to *** Licensee acknowledges that Licensor's grant hereunder does ***

1.1.2 Licensee's right to use the Licensed Mark in the Form on Articles is ***

1.2 All Articles shall bear the Licensed Mark only in the Form except as hereinafter provided, and no Article shall be sold or otherwise distributed by Licensee under any mark other than the Licensed Mark. Licensor reserves all rights to the *** Licensee specifically acknowledges that Licensor has retained:

(a) the right to use, and to grant to any other third party the right to use, the Licensed Mark:

(i)    in the Territory, with regard to *** and

(ii)    outside the Territory, with regard to ***

(b) the right to use, and to grant to any other third party the right to use the mark *** and

(c) the right to ***

1.3 Licensee acknowledges that Articles hereunder may bear some similarity of design to other items of merchandise which hereafter may be distributed or sold in the Territory in connection with the Licensed Mark by either Licensor or Licensor's duly authorized licensees or others and further acknowledges that such similarity of design shall not be deemed a breach of or default under this Agreement.

1.4 Licensee acknowledges that ***

1.5 Licensee will use its best efforts to exploit the rights herein granted throughout each and every jurisdiction in the Territory and to sell the maximum quantity of each category of Articles in each and every jurisdiction in the Territory therein consistent with the high standards and prestige represented by the Licensed Mark.

1.6 Licensee shall not export Articles from the Territory and shall not sell Articles to any third party which it knows, has reason to believe or should have reason to believe intends to export Articles from the Territory.

1.7 Licensee acknowledges that Licensor has entered into, and will hereafter enter into, licenses with third parties regarding the use of the Licensed Mark and/or the Form on Articles in jurisdictions outside the Territory and that Licensor may grant third parties the right to produce Products for sale outside the Territory. Licensee agrees to fully co-operate with such third parties, as requested by Licensor including but not by way of limitation, ***

1.8 Furthermore, Licensee agrees that the marketing placement and distribution of Articles in the Territory may but shall not necessarily be the same as that for Products being sold *** Licensee acknowledges that Licensor has heretofore granted exclusive distributorships to third parties in the Territory and that the license granted hereunder is subject to the same. Licensee agrees to assume and to fully comply with all of Licensor's obligations provided therein or relating thereto, including but not by way of limitation, *** Licensee further acknowledges that Licensor has heretofore entered into an

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exclusive distributorship with a third party for the jurisdictions of *** Furthermore, if requested by Licensor, and subject to availability, Licensee will ***

Section 2. Term

2.1 Except as set forth in Section 2.2, the initial term of this Agreement will be ten (10) years and eight (8) months commencing as of 1 May 1995 and continuing through 31 December 2005, unless sooner terminated in accordance with the provisions hereof. This Agreement shall be renewed for up to two (2) consecutive additional terms of ten (10) years, each commencing 1 January 2006, and 1 January 2016, respectively, but such renewal shall be effective only if (a) Licensee is in compliance with all of the terms and conditions of this Agreement throughout the initial term, or the then current term, as applicable, (b) "Net Sales" for Western Europe during each Annual Period have attained or exceeded the "Minimum Net Sales Thresholds" set forth below:

Annual Period	Western Europe Minimum Net Sales Thresholds
1 (95-96)	***
2 (1997)	***
3 (1998)	***
4 (1999)	***
5 (2000)	***
6-10 (2001-2005)	***
11-20 (2006-2015)	***

(c) Licensee is in compliance with the minimum net worth and other financial covenants required herein, and (d) Licensee has, in the sole determination of Licensor, continued throughout the initial term of the Agreement to maintain the high quality standards necessary to reflect the prestige and reputation of the Articles and the Licensed Mark. Licensor may specifically waive compliance with any of the foregoing. At least 90 days prior to each such renewal, Licensee shall deliver to Licensor a detailed business plan for its operations for the renewal period which shall contain reasonably detailed projections prepared by Licensee in good faith. The twenty (20) month period commencing 1 May 1995, the twelve (12) month period commencing 1 January 1997 and each twelve (12) month period commencing on each 1 January thereafter during the term of this Agreement, shall each constitute and hereinafter shall be referred to as an "Annual Period."

2.2 Notwithstanding the provisions of Section 2.1, the initial term of this Agreement for Eastern Europe and the Middle East shall terminate on 31 December 2000 and may not be renewed unless before December 31, 1997, (i) Licensee shall have submitted a *** In addition, notwithstanding the provisions of Section 2.1, the ***

Section 3. Design

3.1.1 Licensee will cooperate with Licensor and Licensee and Licensor will each use their respective best efforts in the preparation of seasonal collections of Articles in accordance with the Time and Action Calendar attached hereto as Schedule 3.1.1. Licensee will provide Licensor, at least ***

3.1.2 In connection therewith, Licensor or Licensor's designee, Calvin Klein Jeanswear Company ("Designee") will ***

3.2 In order to present cohesive and representative collections of Articles, Licensee will utilize substantially all of the designs or samples submitted by Designee or approved by Licensor and/or such designs or samples developed by Licensor and produce, offer for sale, and ship as ordered, those Articles which are produced therefrom, except as Licensor may otherwise consent. Within thirty (30) days following the close of each seasonal collection, Licensee will provide Licensor with the sales results, by style on a unit basis, of Articles shown and sold for such seasonal collection.

3.3 Licensee may use only sketches, designs, colors and other materials provided by Designee or Licensor or approved by Licensor in connection with Articles. If Licensee rejects any such sketches,

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designs, color samples or other materials and chooses not to use them in connection with Articles, Licensee must return such sketches, designs, color samples and other materials at Licensee's expense, and may not use them or permit their use by any unauthorized parties thereafter.

3.4 Licensor may use and permit others to use sketches, designs and other materials provided or approved by Licensor for use in connection with Articles in any manner it desires, provided that such use does not conflict with any rights granted Licensee hereunder.

3.5 Licensee will be responsible for making all prototypes and samples as well as for the production of Articles, and Licensee will bear all costs in connection therewith. Licensee will be responsible for and will bear all costs involved in the design, development and construction of showrooms and in-store shops or stores in which Articles are sold, all of which shall be subject to the ongoing approval of Licensor (except to the extent such stores bear such costs) including costs of Licensor's visual display personnel which may include certain per diem costs based upon reasonable third party rates, for services usually performed by third parties based upon estimates provided to and approved by Licensee, and the costs (including per diem costs based upon rates of and services performed by third parties) of other personnel including in-store coordinators, advertising and public relations (other than design) with respect to services performed in connection with this Agreement. Furthermore, Licensee will remit directly payment for, or reimburse Licensor for, any out-of-pocket expenses incurred by Licensor or its representatives in connection with this Agreement (1) which are required by Licensor consistent with its corporate operating procedures, (2) which are requested (or approved in advance) by Licensee, or (3) with respect to travel to and throughout the Territory in connection with this Agreement, the cost of round trip business class airfare or first class airfare if so provided by Licensor's internal travel policies in effect from time to time, hotel accommodations, food and local transportation incurred by Licensor's representatives, based upon proposed travel plans and estimated expenses delivered to and requested by or approved by Licensee in advance.

3.6 Licensee shall sell to Licensor, Licensor's affiliates or Licensor's licensees (including store licensees, for full price retail and outlet stores) in, or if specifically requested in writing outside of, the Territory, such reasonable quantities of Articles as may be requested at discounts ***

Section 4. Confidentiality

4. Licensee acknowledges that all information relating to the business and operations of Licensor and its affiliates and/or Designee which it learns during the term, or has learned during negotiation, of this Agreement, all special design concepts which Licensor or its affiliates or its Designee provide to it hereunder and all sketches and designs received by it from Licensor or its affiliates or its Designees (hereinafter referred to as "Licensor's Data") are valuable property of such entities. Licensee acknowledges the need to preserve the confidentiality and secrecy of Licensor's Data and agrees that, both during the term of this Agreement and after the termination hereof, it shall not use (except use required to fulfill the provisions of this Agreement during the term of this Agreement) or disclose same, and it shall take all necessary steps to ensure that use by it or by its authorized designees (which use and which designees shall be solely as necessary for, and in connection with, the manufacture, distribution, sale, advertising or promotion of Articles) shall preserve in all respects such confidentiality and secrecy. Licensee hereby indemnifies Licensor, its affiliates and its Designee against any damage of any kind which may be suffered by any of them as a result of any breach by Licensee or its said designees of the provisions of this paragraph. (For purposes hereof "affiliates" shall consist of those persons, firms, corporations and other entities controlled by, controlling or under common control with the entities in question.)

Section 5. Quality Control

5.1 The components, workmanship, fit and durability of Articles will at all times be of the highest quality and commensurate with the reputation, image and prestige of the Licensed Mark. Licensee will maintain production and other quality control procedures so as to ensure that the quality of Articles meets or surpasses that of the approved samples of Articles. Articles will be distributed, merchandised and sold with packaging and sales promotion materials appropriate for highest quality products of that

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type of merchandise. All Articles will be manufactured, sold, labeled, packaged, distributed and advertised in accordance with all applicable laws and regulations in the Territory.

5.2 Licensor will have the right to approve the styles, designs, packaging, components, workmanship, fit, quality, display, merchandising, advertising and promotion of all Articles so as to ensure that Articles manufactured, merchandised, sold, advertised and promoted hereunder are consistent with the reputation, image and prestige of the Licensed Mark as a designation for highest quality products.

5.3 (a) Before selling, distributing or promoting any Article, Licensee will deliver to Licensor for its approval, free of charge, one (1) prototype samples of each such Article together with prototype tags, labels and packaging to be used in connection therewith. In the event any such prototype sample fails to meet with Licensor's approval, Licensee shall promptly correct such prototype and re-submit it for Licensor's approval. Licensor may require Licensee to purchase labels, tags and other identification including packaging materials from Licensor, or Licensor's designated supplier in order to protect the Licensed Mark and to preclude or prevent counterfeiting or unauthorized use of materials utilizing the Licensed Mark.

(b) Licensee will deliver to Licensor, free of charge, one (1) initial production sample of each Article together with the tags, labels and packaging to be used in connection therewith. In addition, from time to time in order to ensure that Licensor is maintaining the quality standards set forth herein upon Licensor's request, Licensee will deliver to Licensor, free of charge, such reasonable number of then current production samples of each Article produced hereunder together with the tags, labels and packaging being used in connection therewith. In the event Licensor determines that the initial production sample delivered to Licensor or any Article subsequently submitted to Licensor fails to meet the quality standards set forth herein, Licensee will make any corrections determined by Licensor to be necessary to meet such quality standards. All Articles to be sold hereunder will be at least equal in quality to the samples approved by Licensor.

(c) Licensor and its duly authorized representatives will have the right, upon reasonable advance notice and during normal business hours, to examine Articles in the process of being manufactured and to inspect all facilities utilized by Licensee or its contractors in connection therewith. Licensee shall include in its arrangements with third party contractors a similar provision permitting Licensors inspections of such contractor's facilities.

5.4 All Articles will bear the Licensed Mark only in the Form and only in such form and manner as may be approved by Licensor. Notwithstanding the foregoing, *** Licensee will cause to appear on all Articles produced hereunder, and on their labels, packaging and the like, on all advertising, promotional, merchandising and publicity material used in connection therewith, and on any printed matter of any kind on which the Licensed Mark, the Form or any other "Calvin Klein" or "CK" or "CK/Calvin Klein" identification appears (including business cards, invoices, stationery and other printed matter), such legends, markings and notices as Licensor may request. Before using or releasing any proposed advertising (including any and all co-operative trade and consumer advertising), promotional, merchandising or publicity material or any such other printed matter, Licensee will submit same together with the proposed placement thereof to Licensor for Licensors approval. The same will not be used or released prior to receipt of Licensor's approval.

5.5 After any sample, copy, art work or other material has been approved, Licensee will not depart therefrom in any respect with the prior written approval of Licensor. If Licensor should disapprove any sample Article, tag, label, package or the like, or any advertising, promotional, merchandising or publicity material or the proposed placement thereof or any other printed matter, Licensee will not use or permit the use of the same in any manner, whether or not in connection with the Articles or the Licensed Mark or otherwise.

5.6 In order to maintain the reputation, image and prestige of the Licensed Mark, Licensee's distribution patterns shall consist of those retail outlets whose location, merchandising and overall operations, and whose positioning and price selling for Articles are consistent with (a) the high quality of

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Articles, (b) the reputation, image and prestige of the Licensed Mark, and (c) the exclusive nature of distribution and market placement applicable to such Articles and as are approved by Licensor on an ongoing basis. ***

Section 6. Operations

6. During the term of this Agreement, Licensee shall use such trade name incorporating the Licensed Mark in the Form, and no other name or mark, as is specifically approved by Licensor as the name of an entity which shall operate solely in connection with and arising from its performance of its obligations and responsibilities hereunder. Licensee shall comply with all legal requirements applicable to the establishment and maintenance of the same. Licensee shall be permitted to use the name "CK Jeanswear Europe, S.p.A." only for so long as such entity operates solely as licensee hereunder. The use of the Licensed Mark in the Form in connection with the operation of such entity shall be subject to the provisions of paragraph 13 below. In connection with the operation of such division or entity Licensee shall:

(a) employ, on an exclusive basis, a "President" and/or a Managing Director who shall be subject to the ongoing approval of Licensor;

(b) employ, on an exclusive basis, sales, merchandising, public relations (who may be retained as consultants or through a servicing arrangement with Licensor), visual display and production (including quality control) personnel as part of its staff as will enable Licensee, in the opinion of Licensor, to exploit the license herein granted and to maintain the quality standards required hereunder;

(c) establish as soon as practicable and thereafter maintain throughout the term of this Agreement, a separate showroom in Milan, Italy, and separate showrooms in other jurisdictions in the Territory, wherever and at the time an agent is delegated for such jurisdiction, for the sole purpose of displaying, promoting and selling Articles, the general location and general decor of which will be subject to the approval of Licensor, and the architect retained by Licensee will be either selected or approved by Licensor both at the time such showroom is established and thereafter throughout the term of this Agreement;

(d) establish and maintain throughout the term of this Agreement, production and other facilities, whether by ownership, or by contractual arrangement, in order to exploit the license herein granted and to maintain the quality standards required hereunder;

(e) employ or retain public relations personnel or consultants (which may be directly employed by Licensor and retained by or remunerated by Licensee) to assist in promoting the Licensed Mark and the sale of Articles in the Territory;

(f)*** and

(g) furnish Licensor with information regarding the above and such other information regarding the company division or subdivision as Licensor may, from time to time, request including (i) providing Licensor in writing, with net sales estimates (prospectively for three (3) years) by September 30 of the prior year, (ii) estimated total net sales and total aggregate advertising and promotional expenses (actual) by January 30 of the following year, (iii) monthly notices of net sales within ten (10) days following the last day of such month, and (iv) annually, broad based market information and analysis of the Products covered hereunder (including independent market research as to commensurate or comparable merchandise).

(h) ***

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Section 7. Advertising

7.1 Licensee will spend for cooperative advertising and promotion of Articles and the Licensed Mark, during each Annual Period, such amounts ***

7.2.1 ***

Annual Period	***
1st	***
2nd	***
3rd and each subsequent Annual Period	***

Notwithstanding the foregoing, *** [approximately 1.5 pages redacted]

7.2.2 ***

Annual Period	***
1st and 2nd	***
3rd	***
4th and 5th	***
if this Agreement is ***, for each subsequent Annual Period	***

7.2.3 Licensee will remit to Licensor to ***

Annual Period	***
1st and 2nd	***
3rd and 4th	***
5th	***
if this Agreement is ***, for each subsequent Annual Period	***

***

7.2.4 Notwithstanding the provisions of Sections 7.2.1, 7.2.2 and 7.2.3, no minimum advertising expenditure shall be ***

7.3 For purposes hereof, ***

7.4 ***

7.5 CRK Advertising operates as the advertising agency responsible for advertising campaigns relating to ***

Section 8. Approval Standard

8. Licensee acknowledges that approvals required pursuant to this Agreement, under Sections 2, 3, 5, 6(c), 7.3 and 13.1, may be based solely on Licensor's subjective aesthetic standards and may be granted, withheld and or charged in Licensor's sale and absolute discretion.

Section 9. Minimum Guaranteed Fees

9.1 In consideration of the license granted and the services to be performed by Licensor hereunder, Licensee will pay to Licensor a Minimum Guaranteed Fee for each Annual Period as follows:

***

The Minimum Guaranteed Fee for the sixth through the tenth Annual Periods will be as mutually determined by the parties, but in no event *** In the event that this Agreement is renewed, the Minimum Guaranteed Fees for each of the 11th through the 20th Annual Periods will be as mutually determined by the parties, but in no event ***

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9.2 The Minimum Guaranteed Fee for each Annual Period will be paid in advance in four (4) equal quarterly installments on the first day of January, April, July and October during each Annual Period except that the installments of the Minimum Guaranteed Fee for the first Annual Period shall be paid simultaneously with the execution hereof, on 1 January 1996, on 1 April 1996 and on 1 October 1996. ***

9.3 *** of the Minimum Guaranteed Fee shall be allocated as a royalty for the use of the Licensed Mark and the remaining *** shall be allocated as a fee for the design and other services to be performed by Licensor.

Section 10. Percentage Fee

10.1 In consideration of the license granted and the services to be performed by Licensor hereunder, Licensee shall pay to Licensor *** For purposes hereof, "Net Sales" shall be deemed to mean the ***

Notwithstanding the foregoing, Licensee shall pay to Licensor in accordance with Section 10.3 *** Such payments shall be in US dollars based on the actual conversion rate of Italian lire into US dollars (determined pursuant to Section 10.7) (the "actual rate"); provided, that solely for purposes of determining ***

Notwithstanding the foregoing, (i) no Percentage Fee shall be payable ***

For purposes of this Agreement, "Net Sales" generated by the ***

For purposes of this Agreement, the term "Irregular and Close-out Articles" shall mean (i) ***

10.2 Fifty percent (50%) of the Percentage Fee shall be allocated as a royalty for the use of the Licensed Mark and the remaining fifty percent (50%) shall be allocated as a fee for the design and other services to be performed by Licensor.

10.3 The Percentage Fee payments hereunder shall be accounted for and paid quarterly, within thirty (30) days following the close of each three (3) month period during each Annual Period, except that the initial accounting and payment will be made within thirty (30) days following the close of the initial eight (8) month period of the first Annual Period. The Percentage Fee payable for each accounting period during each Annual Period shall be computed on the basis of Net Sales from the beginning of such Annual Period through the last day of such accounting period with a credit for the Minimum Guaranteed Fees and Percentage Fees, if any, theretofore paid to Licensor for such Annual Period.

10.4.1 Licensee shall deliver to Licensor at the time each Percentage Fee payment is due, statements signed by the chief financial officer of Licensee and certified by him as accurate. Each such statement shall indicate, by month, the amount of Net Sales, and shall show in detail, separately for each category of Articles and each jurisdiction in the Territory for each account of Licensee, the style number, description, number of units, unit price and the total amount of gross sales of Articles shipped during the period covered by such statement, the type and amount of discounts and credits from gross sales which may be deducted therefrom (separately as to each type of discount or credit), a computation of the amount of Percentage Fee payable hereunder in respect of Net Sales for such period. Each such statement shall indicate by month the amount and details of all advertising and promotional expenditures incurred by Licensee during such period. Such statements shall be furnished to Licensor whether or not any Articles have been sold or advertising placed during the period for which such statements are due.

10.4.2 The Percentage Fee payable for each jurisdiction in the Middle East and Eastern Europe shall be computed and accounted for separately from other jurisdictions in the Territory. As promptly as practicable, Licensee will provide Licensor with information as to the market in each jurisdiction in the Middle East and Eastern Europe (of the type referred to in § 6(g)) and details of the operations in these jurisdictions (of the type referred to in § 6(h)), and any other information as may be reasonably requested by Licensor. The foregoing information to be supplied by Licensee shall be provided to Licensor in order to develop and mutually agree upon a satisfactory business plan, Minimum Guaranteed Fees and Minimum Net Sales Thresholds for these jurisdictions as contemplated by Section 2.2.

10.5 Licensee shall furnish to Licensor, not later than ninety (90) days following the close of each Annual Period during the term of this Agreement (or portion thereof in the event of prior termination

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for any reason), a report certified by its independent certified public accountants, or the equivalent thereof in the Territory, covering such Annual Period (or portion thereof) and containing the same information, required to be contained in the statements referred to in paragraph 10.4 above.

10.6 ***

10.7 All payments required of Licensee hereunder shall be made to Licensor in New York, New York or, if specified by Licensor, to an account in the Territory in United States dollars (or, if so designated by Licensor, an alternative currency) via wire transfers specifying federal funds, or in such other manner as Licensor designate, with simultaneous telex notification and telephone confirmation to Licensor to the accounting and licensing department. The Percentage Fee (and other amounts provided for herein) shall be computed in accordance with Licensee's accounting records which are kept in Italian Lire on the basis of the conversion rate of Italian lire, into United States dollars in effect as the official conversion rate in Italy, currently as published by Banca di Italia (Central Bank of Italy) unless there is a variance of 5% or more between that and the conversion rate as published by Dow Jones Telerate, Inc. (in the U.S.) in which case, the conversion rate as published by Dow Jones Telerate, Inc. in The Wall Street Journal will apply as of the close of business on the date prior to the date such amount is due. However, Licensor may permit Licensee to make. such payment in Italian Lire, in lieu of the adjusted US dollar amount, at Licensor's option, from time to time, upon notice to Licensee. Licensee will simultaneously provide Licensor with the basis for use of the conversion rate utilized.

10.8 If applicable, Licensee shall compute and pay on behalf of Licensor all withholding taxes which any governmental authority in the Territory may impose on Licensor with respect to the fees paid by Licensee to Licensor. The amount of such taxes shall be appropriately deducted from payments of fees. Licensee shall furnish Licensor with an official receipt (together with a translation thereof if not in English) promptly after each such Payment of taxes. In the event such taxes are not paid when due, all resulting penalties and interest shall be borne by Licensee.

Section 11. Equity Interest

11. Licensee has caused ten percent (10%) of the stated capital in Licensee to be transferred to Licensor.

Section 12. Audit

12.1 Licensee will prepare and maintain, in such manner as will allow them to be audited in accordance with generally accepted accounting principles consistently applied, *** Licensor and its duly authorized representatives have the right, during regular business hours and upon reasonable notice, ***

12.2 If, as a result of any examination of Licensee's books and records, it is shown that the ***

Section 13. Trademark

13.1 Licensee agrees that (a) no name or names shall be co-joined with the Licensed Mark, (b) it will not use the name "Calvin Klein," "CK" or "CK/Calvin Klein" or any portion or derivative thereof in its corporate name except as provided in Sections 23 and 6 hereof, and (c) no name or names shall be used in connection with the Licensed Mark in any advertising, promotion, publicity, labeling, packaging or printed matter of any kind utilized by Licensee in connection with Articles unless specifically consented to, and only in the Form, and only in the form approved, by Licensor. Any such use by Licensee pursuant to clause (c) above shall clearly indicate that the Calvin Klein Trademark Trust ("CKTT") is the owner and Licensor is the beneficial owner of the Licensed Mark and that Licensee is using the same pursuant to a license granted by Licensor.

13.2 Licensee acknowledges that CKTT is the owner and Licensor is the beneficial owner of all right, title and interest in and to the Licensed Mark as to Products in the Territory in any form or embodiment thereof and is also the owner of the goodwill attached or which shall become attached to the Licensed Mark and the Form in connection with the business and goods in relation to which the same has been, is or shall be used. Sales by Licensee and its affiliates shall be deemed to have been made by CKTT for

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purposes of trademark registration and all uses of the Licensed Mark and the Form by Licensee and its affiliates shall inure to the benefit of CKTT. Licensee will not, at any time, do or suffer to be done any act or thing which may in any way adversely affect any rights of Licensor or CKTT in and to the Licensed Mark or any registrations thereof or any applications for registration thereof of the Form or which, directly or indirectly, may reduce the value of the Licensed Mark or detract from its reputation, image or prestige or that of Licensor or Calvin Klein.

13.3 Licensee will, at Licensor's request, execute any and all documents including Registered User Agreements and take any actions required by Licensor to confirm CKTT's ownership and Licensor's beneficial ownership of all rights in and to the Licensed Mark as to Products in the Territory and the respective rights of Licensor and Licensee pursuant to this Agreement. Licensee will cooperate with Licensor and will, at Licensor's request, take any actions requested by Licensor in connection with the filing and prosecution by Licensor of applications in CKTT's name (or if applicable, Licensor's name) to register the Licensed Mark for Articles in the Territory and in connection with the maintenance and renewal of such registrations as may issue. Upon termination of this Agreement, Licensee shall execute any documents required by Licensor to evidence such termination. Licensee will bear all expenses in connection with the filing of Registered User Agreements and with any documents required to evidence termination of this Agreement including termination of such Registered User Agreements.

13.4 Licensee will use the Licensed Mark in the Territory strictly in compliance with the legal requirements obtaining therein and will use such markings in connection therewith as may be required by applicable legal provisions. Licensee will comply with all governmental regulations in connection with the manufacture, distribution and sale of Articles.

13.5 Whether during the term of this Agreement or subsequent to its termination, Licensee will never (a) challenge Licensor's ownership of or the validity of the Licensed Mark or any application for registration thereof, or any trademark registration thereof, or any rights of Licensor therein, nor (b) challenge the fact that Licensee's rights pursuant to this Agreement are solely those of a licensee.

Section 14. Infringement

14. In the event that Licensee learns of any infringement or imitation of the Licensed Mark with respect to Products which would be considered a counterfeit of the Articles, or of any use by any person of a trademark similar to the Licensed Mark with respect to Products which would be considered a deliberate use of something substantially similar to the Licensed Mark, it will promptly notify Licensor thereof. Licensee will take no action, including, but not by way of limitation, settling any action, appealing any adverse decision or discontinuing any action taken by it, except to the extent the same is approved in advance by Licensor. All costs and expenses incurred in any action or proceeding (including investigatory expenses and attorneys' fees, if applicable, court costs and filing fees) will be borne as determined in Section 15. Any damages recovered or sums obtained in settlement in or with respect to any action shall (i) first be applied to proportionately reimburse Licensee for the expenses incurred and actually paid by it and to reimburse Licensor for the expenses incurred and actually paid by it, and (ii) the balance, if any, shall belong and shall be paid over to on a fifty-fifty basis to Licensee and Licensor. In no event will any infringement by a third party justify the withholding of any payment of royalty or design fee by Licensee.

Section 15. Parallel Imports; Copyright

15.1 Licensor will use commercially reasonable efforts, including, without limitation, establishing an enforcement network of attorneys, investigators and customs inspectors in the Territory (the "Network") to minimize and deter (i) the diversion into and sale within the Territory of products, corresponding to the Articles, authorized for sale by its other licensees solely outside the Territory (including, without limitation, unauthorized distribution of such products by the manufacturers and subcontractors of such licensees) ("Parallel Imports"), and (ii) the importation into, or sale or manufacture within, the Territory of counterfeit Articles; in each case subject to Licensee's compliance with its reimbursement obligations

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set forth in this subsection, the other subsections of this Section, and subject to applicable law. Licensee will cooperate in such efforts, and will promptly *** as follows:

(A) ***

(B) ***

(C) ***

15.2 Licensee will use commercially reasonable efforts to minimize and deter the diversion of Articles for sale outside of the Territory (including, without limitation, unauthorized distribution of Articles by Licensee's manufacturers and subcontractors) ("Diversion"). Such efforts will include, without limitation, the utilization of such processes, controls, identification methods and reporting and auditing procedures as Licensor may from time to time reasonably request. Licensee will cooperate with Licensor in Licensor's efforts to minimize and deter Diversion ("Anti-Diversion Efforts"). Without limiting the foregoing:

(a) Licensee will promptly provide such information as Licensor may from time to time reasonably request concerning its manufacturing, subcontracting and distribution locations, activities and shipments, product and label identification systems and data and sales to and by its customers; and

(b) Licensee will promptly ***

15.3 In addition to the foregoing, promptly after receipt of any certification by Licensor with available supporting evidence specifying the quantity of Articles recovered or otherwise identified as having been involved in any incident of Diversion or attempted Diversion, ***

15.4 Where appropriate and consented to by Licensee, Licensor will initiate criminal or civil actions against the persons outside Territory seeking to manufacture counterfeit Articles or sell or ship counterfeit Articles into the Territory (excluding, for this purpose, manufacturers or subcontractors described in the definitions of Diversion or Parallel Imports). The cost related to any such actions shall be entirely for Licensee's account.

15.5 Licensor will consult with Licensee in planning and enforcement activities pursuant to this Section 15. In addition, the parties will consult and cooperate to forecast Licensor's reimbursable expenses hereunder and make suitable arrangements so that Licensor may receive Licensee's payments in respect thereof at or shortly before such expenses are incurred.

15.6 Whenever it is not readily apparent whether actions or proceedings involve counterfeit Articles, Parallel Imports or Diversion, Licensor will determine the nature of such items in good faith, taking into account all relevant information provided by Licensee.

15.7 Any copyright which may be created in connection with any material using or used in connection with the Licensed Mark shall be the property of Licensor. Licensee shall do any and all things required by Licensor to preserve and protect said rights.

Section 16. Other Designers

16. During the term of this Agreement, *** Licensee shall not advertise or otherwise use the Licensed Mark or any other "Calvin Klein" identification together with any other trademark or name, or any other identification of any other fashion designer or any other fashion designer's merchandise; and Licensee shall use its best efforts to see that its purchasers of Articles comply with this restriction. During the term of this Agreement, Licensee's affiliates (as defined in Paragraph 4 of this Agreement, and to include any person or entity directly or indirectly owning or controlling a majority interest in Licensee) may distribute, sell or advertise Products under the name of other designers, except: *** This statement shall not be deemed to limit any affiliate from manufacturing goods as a contractor for such designers.

Section 17. Indemnification/Insurance

17.1 Licensee does hereby indemnify Licensor, CKTT and Calvin Klein, individually, against and save and hold each of them harmless of and from any and all losses, liability, damages and expenses (including

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reasonable attorneys' fees and expenses) which they or either of them incur or for which they or either of them may become liable or be compelled to pay in any action or claim against them or either of them, for or by reason of any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its affiliates or any of their respective servants, agents or employees in connection with Licensee's performance of this Agreement and transactions arising therefrom. The provisions of this paragraph and the obligations of Licensee set forth therein shall survive expiration or other termination of this Agreement.

17.2 Licensee will procure and maintain at its own expense in full force and effect at all times during which Articles are being sold with a responsible insurance carrier acceptable to Licensor, a public liability insurance policy including products liability coverage with respect to Articles as well as contractual liability with respect to this Agreement, with a limit of liability of not less than *** Such insurance policy shall insure against occurrences happening at any time during which Articles are being sold or used regardless of when claims may be made. Such insurance policy shall be written for the benefit of Licensor, Licensee and Calvin Klein, individually, and will provide for at least ten (10) days prior written notice to Licensor and Licensee of the cancellation, non renewal or substantial modification thereof. Such insurance may be obtained by Licensee in conjunction with a policy of products liability insurance which covers products other than Articles. Licensee will deliver a certificate of such insurance to Licensor promptly upon issuance of said insurance policy and shall, annually and otherwise from time to time, upon reasonable request by Licensor, promptly furnish to licensor evidence of the maintenance of said insurance policy. Nothing contained in this paragraph 17.2 shall be deemed to limit, in any way, the indemnification provisions of paragraph 17.1 above.

Section 18. Breach/Default

18.1If Licensee fails to make any payment on the date such payment is due as provided hereunder: (a) Licensee shall pay interest on the unpaid balance of the amount due at a rate equal to ***; and (b) if such default continues uncured for a period of ten (10) days after the date such payment initially became due Licensor shall have the right to terminate this Agreement forthwith by and upon written notice to Licensee. If Licensee fails to perform any of the terms, conditions, agreements or covenants in this Agreement on its part to be performed which failure may adversely affect the Licensed Mark, Licensor may terminate this Agreement forthwith by written notice: (i) if such default is incurable, or (ii) if such default is curable but continues uncured for a period of ten (10) days after written notice thereof has been given to Licensee by Licensor, or (iii) if such default is curable but not within said ten (10) day period and (A) if all reasonable steps necessary to cure such default have not been taken by Licensee within said ten (10) day period or (B) if Licensee fails to diligently take all steps necessary to cure such default as promptly as practical. If Licensee fails to comply with the provisions of paragraph 1.6 above, Licensor may terminate this Agreement effective upon ten (10) days prior written notice to Licensee. If Licensee fails to pay any amounts due any of Licensor's affiliates or Licensee's within ten (10) days following written notice thereof from Licensor, Licensor may terminate this Agreement effective upon ten (10) days prior written notice to Licensee. If Licensee shall otherwise fail to perform, or if Licensor fails to perform, any of the terms, conditions, agreements or covenants in this Agreement on its respective part to be performed, the non-defaulting party may terminate this Agreement forthwith by written notice: (i) if such default is incurable, or (ii) if such default is curable but continues uncured for a period of thirty (30) days after written notice thereof has been given to the defaulting party in writing by the other party, or (iii) if such default is curable but not within said thirty (30) day period and (A) all reasonable steps necessary to cure such default have not been taken by the defaulting within said thirty (30) day period or (B) such defaulting party fails to diligently take all steps necessary to cure such default as promptly as practicable.

18.2 In the event Licensee files a petition in bankruptcy, or is adjudicated a bankrupt, or if it becomes insolvent, or makes an assignment for the benefit of creditors, or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if it discontinues its business for a period of sixty (60) days or more, or if it discontinues reasonable commercial exploitation of Articles for a period of sixty (60) days or more, or if a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets for any reason, or if it defaults

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on any obligation which is secured by a security interest in any Articles, or if it files for a petition for "Amministrazione Controllata" or if it files a petition for a settlement with creditors ("Concordato Preventivo") or if it adopts resolutions for the filing of or entering into any type of insolvency proceeding, or assignment for the benefit of its creditors, or liquidation of the business, this Agreement shall automatically terminate forthwith.

18.3 No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Licensee's assets or business shall have the right to continue this Agreement or to exploit or in any way use the Licensed Mark if this Agreement terminates pursuant to paragraph 18.2 above.

18.4 Notwithstanding any termination in accordance with the foregoing, Licensor shall have, and hereby reserves, all the rights and remedies which it has or which are granted to it by operation of law, to collect fees due, earned or payable by Licensee pursuant to this Agreement, to be compensated for damages for breach of the Agreement and to enjoin the unlawful or unauthorized use of the Licensed Mark without the necessity of posting any bond or proving any actual damages (which injunctive relief may also be sought prior to or in lieu of termination) Licensee hereby waives any and all rights relating to claims for wrongful termination, loss of goodwill or damages in connection with any such termination and agrees that it will never allege any such claims. In the event of termination of the Agreement by Licensor pursuant to paragraph 18.1 and/or paragraph 18.2 above, the entire unpaid balance of the Minimum Guaranteed Fees for the remaining balance of the then current term of this Agreement shall immediately become due and payable by Licensee to Licensor and Licensee agrees to make such payment within thirty (30) days following written demand therefor by Licensor. Such amounts shall be in addition to any other amounts due Licensor, hereunder, including, without limitation, any unpaid but accrued Sales Fees.

Section 19. Termination

19.1 On the expiration or earlier termination of this Agreement, all the rights of Licensee hereunder shall forthwith terminate and automatically revert to Licensor. Notwithstanding the foregoing, in the event of expiration or earlier termination of this Agreement (other than pursuant to paragraph 18.2 above or by Licensor pursuant to paragraph 18.1 above), Licensee shall be entitled, ***

19.2 Except as provided in paragraph 19.1 above, on the expiration or earlier termination of this Agreement, Licensee shall forthwith discontinue all use of the Licensed Mark, shall no longer have the right to use the Licensed Mark or any variation or simulation thereof, and shall transfer to Licensor all registrations, filings and rights with regard to the Licensed Mark which it may have possessed at any time. In addition, Licensee shall thereupon deliver to Licensor or to Licensor's designee, free of charge, or at Licensor's option shall destroy, all materials utilized in connection with Articles and all labels, tags and other material in its possession with the Licensed Mark thereon. Licensee will use its best efforts to cause stencils, sketches and other materials in the possession of third parties to be destroyed or otherwise rendered unusable. Licensee shall not reproduce or adapt any of said stencils, sketches or other materials for use on or in connection with merchandise subsequent to the termination of this Agreement.

19.3 Licensor may, in its sole discretion, at any time, enter into such arrangements as its desires pursuant to which Products bearing the Licensed Mark may be shown, advertised, distributed or sold in the Territory by it or by any duly authorized third party other than Licensee provided only that no shipment of such Products will be permitted prior to the date of termination of this Agreement.

Section 20. Licensor Representations

20. Licensor represents and warrants that it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder. CKTT has applications to register, or registrations of the mark "Calvin Klein" and/or the mark "CK/Calvin Klein" in certain of the jurisdictions in the Territory as specified in Section 20 of the Original License Agreement.

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Section 21. Licensee Representations

21. Licensee represents and warrants that it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder. Licensee further represents and warrants that no broker or finder brought about this transaction and Licensee hereby indemnifies Licensor against and holds it harmless of and from any and all liabilities (including, without limitation, reasonable attorneys' fees and disbursements paid or incurred in connection with any such liabilities) for any brokerage commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

Section 22. Notice

22. All reports, approvals and notices required or permitted by this Agreement to be given to any party shall be in writing and shall be delivered personally, by reputable overnight courier, telecopied or sent by certified, registered or express mail (in each case with return receipt requested), postage prepaid. Any such notice shall be deemed given when so delivered personally, telecopied or sent by reputable overnight courier or, on the date received (as evidenced by a signed receipt) if deposited in the mail, in each case to the party concerned at its address as set forth above (with facsimile confirmation to Licensor at (212) 768-8930) or at such other address as a party may specify by notice to the other. Copies of all notices sent to Licensor shall be sent to the attention of (i) Licensing Department (ii) Corporate Affairs Department and (iii) General Counsel.

Section 23. Assignment

23. (a) Licensee acknowledges and recognizes: that it has been granted the license herein because of its particular expertise, knowledge, judgment, skill and ability; that it has substantial and direct responsibilities to perform this Agreement in accordance with all of the terms contained herein; that Licensor is relying on Licensee's unique knowledge, experience and capabilities to perform this Agreement in a specific manner consistent with the high standards of integrity and quality associated with Licensor and its business; that the granting of the license under this Agreement creates a relationship of confidence and trust between Licensee and Licensor; and that this Agreement is one under which applicable law excuses Licensor from accepting performance from, or rendering performance to, a person or entity other than Licensee, within the meaning of Section 365(c) and (e) of the Bankruptcy Code (title 11, U.S. Code). Neither this Agreement nor the license or other rights granted hereunder may be assigned, sublicensed, or otherwise transferred. Any attempted assignment, transfer or sublicensing whether voluntary or by operation of law, directly or indirectly, shall be void and of no force or effect.

(b) The parties acknowledge and agree that Licensee was formed for the sole purpose of operating as the licensee hereunder and will not engage in or conduct any other activities or operations. For purposes of this Agreement, any transfer of all or a controlling portion or a majority of the shares of the Licensee by CK Jeanswear N.V., its affiliates, Corrado Fratini and/or Marcello Fratini, in a single transaction or in a series of transactions, of their respective shares, effecting a reduction in their interest in Licensee, except to Licensor, or a Licensor-approved shareholder, or to a corporate entity of which Corrado Fratini and/or Marcello Fratini own the majority of shares, shall be deemed a transfer in violation of the terms hereof and prohibited hereunder. Set forth on Schedule 23 hereto is a list of the shareholders of Licensee and their respective shareholdings. Prompt notice of any transfer by CK Jeanswear N.V. or its affiliates (other than Calvin Klein, Inc. or its successors, assignees or transferees) of more than five percent (5%) (whether over a period of time or all at once), shall be delivered to Licensor. Except as otherwise provided herein, this Agreement shall inure to the benefit of and shall be binding upon the parties and permitted successors and assigns.

Section 24. Entire Agreement

24. This Agreement contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior oral and written understandings and agreements relating thereto, and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived, orally. This Agreement amends and restates the Original License Agreement and all of the amendments thereto which are expressly superseded by this Agreement; provided, that, any

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representations and warranties set forth in this Agreement shall not be deemed to have been given again in connection with the execution and delivery of this Agreement, but shall only be deemed to have been made as of the date of the Original License Agreement and not as of the date of this Agreement.

Section 25. Independent Contractor

25. Nothing herein shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, and Licensee shall have no power to obligate or bind Licensor in any manner whatsoever. Licensor shall have no responsibility for the operation or production of Licensee's manufacturing, distribution or sales facilities or for any decisions that may be made in connection therewith regardless of whether Licensor approved any of the same.

Section 26. No Waiver

26. No waiver by either party, whether expressed or implied, of any breach hereof or default hereunder shall constitute a continuing waiver of such provision or of any other provision of this Agreement. Acceptance of payments by Licensor shall not be deemed a waiver by Licensor of any violation of or default under any of the provisions of this Agreement by Licensee.

Section 27. Severability

27. If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

Section 28. Governing Law

28. This Agreement shall be considered as having been entered into in the State of New York and shall be construed and interpreted in accordance with the laws of that state applicable to agreements made and to be performed therein. However, disputes regarding the Licensed Mark shall be resolved in accordance with the U.S. Federal trademark laws and related laws, statutes, rules and regulations of the United States unless there are no U.S. Federal laws, statutes, rules or regulations dispositive of such a dispute, in which event such disputes shall be resolved in accordance with the laws of the State of New York.

Section 29. Service

29. The service of any notice, process, motion or other document in connection with a suit brought in regard to this Agreement, may be effectuated by: (a) as to Licensor, either by personal service upon Licensor or in the same manner as notices are to be given pursuant to paragraph 22 above; and (b) as to Licensee, by service upon (i) The Prentice-Hall Corporation System, Inc., 375 Hudson Street, New York, New York 10014, as agent for Licensee, or (ii) upon such attorney with an office in New York, New York as agent for Licensee as may be specified by Licensee by notice to Licensor; provided that in either case, a copy thereof is sent to Licensee in accordance with the provisions of paragraph 22 above. Licensee will execute any consent forms required by The Prentice-Hall Corporation System, Inc. and specifically consents to service upon The Prentice-Hall Corporation System, Inc. and to the jurisdiction and venue of the courts of the State of New York. The parties agree that any judgement, award or order issued by any court of the State of New York and/or the federal courts in such state may be enforced by the courts in Italy under the Code of Civil Procedure of Italy or otherwise in any court in any jurisdiction of the Territory, the jurisdiction of which courts in New York is hereby consented to by the parties for purposes of this Agreement notwithstanding any jurisdictional statute to the contrary. In addition, Licensee specifically acknowledges and agrees that Licensor has the right, provided herein, to enjoin use of the Licensed Mark and the Form and to do so in any and all appropriate venues as determined by Licensor in any jurisdiction in the Territory, and/or in the State of New York, for enforcement in any jurisdiction in the Territory, including the courts in Italy.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

CALVIN KLEIN, INC.
BY: /s/ Barry Schwartz Name: Title:
CK JEANSWEAR EUROPE, S.p.A.
BY: /s/ Illegible Name: Title:

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Schedule A

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